UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 29, 2015

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 29, 2015, the board of directors (the “Board”) of Lilis Energy, Inc. (the “Company”) appointed General Merrill A. McPeak (Ret.) as a new director to the Board, and to the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee of the Board. Gen. McPeak’s appointment was made by the Board on January 28, 2015, subject to his acceptance. He gave the Board notice of his acceptance on January 29, 2015.

In connection with Gen. McPeak’s appointment, the Company expects to enter into an independent director agreement with Gen. McPeak providing that as compensation for serving as a director, he (i) will be granted 50,000 shares of the Company’s common stock, par value $0.0001 (“Common Stock”), which Common Stock shall vest in three annual installments, (ii) will be paid $40,000 in annual cash compensation as director’s fees, and (iii) will be granted shares of Common Stock equal to $40,000 based on the most recent closing price of the Common Stock on each annual anniversary following his appointment.

There is no arrangement or understanding between Gen. McPeak and any other person pursuant to which Gen. McPeak was appointed as a director of the Company. There are no transactions in which the Company is a participant and in which Gen. McPeak has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure

On February 4, 2015, the Company issued a press release announcing the appointment of Gen. McPeak. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Lilis Energy, Inc. dated February 4, 2015.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2015	LILIS ENERGY, INC.

	By:	/s/ Eric Ulwelling
Chief Financial Officer

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